Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of TechPrecision Corporation on Form S-8 (File No. 333-215028, 333-214541, 333-177315, and 333-148152) and Form S-1 (File No. 333-262063) of our report dated June 15, 2023, with respect to our audits of the consolidated financial statements of TechPrecision Corporation as of March 31, 2023 and 2022 and for the years ended March 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of TechPrecision Corporation for the year ended March 31, 2023.

/s/ Marcum LLP

Marcum LLP
Philadelphia, Pennsylvania
June 15, 2023